Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130520, 333-70432, 333-87879, 333-42079 on Forms S-8, and in Registration Statement No. 333-48184 on Form S-3 of our reports dated March 16, 2007, relating to the financial statements and financial statement schedule of Power-One, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Power-One, Inc., for the year ended December 31, 2006.

Deloitte & Touche LLP
Los Angeles, California
March 16, 2007